Exhibit 99.1

Marshall & Ilsley Corporation
770 North Water Street
Milwaukee, WI 53202
414 765-7700 Main
414 298-2921 Fax
www.mibank.com

For Release:	Immediately

Contact:	John Presley, senior vice president, chief financial officer 414 765-7833

MARSHALL & ILSLEY CORPORATION ANNOUNCES 14.3 PERCENT

INCREASE TO QUARTERLY CASH DIVIDEND

John W. Daniels, Jr., Elected to Board of Directors

Mark F. Furlong Elected President, Marshall & Ilsley Corporation

Milwaukee, Wis. – April 26, 2005 – Marshall & Ilsley Corporation (M&I) today announced at its Annual Shareholders’ Meeting that its board of directors has increased the quarterly cash dividend on its common stock 14.3 percent to $.24 per share from $.21 per share. The cash dividend is payable on June 10, 2005, to shareholders of record at the close of business as of May 27, 2005.

At the meeting, John W. Daniels, Jr., was elected to Marshall & Ilsley Corporation’s board of directors.  Daniels, 56, is a partner and member of the executive committee of Quarles & Brady, L.L.P.  He is also national president, American College of Real Estate Lawyers, and a director of the Metropolitan Milwaukee Association of Commerce, and the Medical College of Wisconsin.

The board of directors also named Mark F. Furlong, President, Marshall & Ilsley Corporation. Furlong will also continue to serve as President of M&I Marshall & Ilsley Bank.

In addition, the following directors were re-elected to three-year terms:

Andrew N. Baur, chairman of the board, Southwest Bank of St. Louis, a subsidiary of Marshall & Ilsley Corporation;

John A. Mellowes, chairman and chief executive officer of Charter Manufacturing Company, Inc.;

Robert J. O’Toole, chairman of the board, chief executive officer, and past president of A.O. Smith Corporation;

John S. Shiely, chairman of the board, president and chief executive officer, Briggs & Stratton Corporation.

Marshall & Ilsley Corporation (NYSE: MI) is a diversified financial services corporation headquartered in Milwaukee, Wis., with $41.6 billion in assets. Founded in 1847, M&I Marshall & Ilsley Bank has the largest banking presence in Wisconsin with 195 offices throughout the state. In addition, M&I has 35 locations throughout Arizona; 12 offices in metropolitan Minneapolis/St. Paul, Minn.; and, locations in Duluth, Minn.; Las Vegas, Nev.; and, Naples and Bonita Springs, Fla. M&I’s Southwest Bank affiliate has six offices in the St. Louis area and one office in Belleville, Ill. Metavante Corporation, Marshall & Ilsley Corporation’s wholly owned technology subsidiary, provides virtually all of the technology an organization needs to offer financial services. M&I also provides trust and investment management, equipment leasing, mortgage banking, asset-based lending, financial planning, investments, and insurance services from offices throughout the country and on the Internet (www.mibank.com or www.micorp.com). M&I’s customer-based approach, internal growth, and strategic acquisitions have made M&I a nationally recognized leader in the financial services industry.

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